NET LNNX BY-LAWS
                       AMENDMENT NUMBER 2

                        January 31, 1997


     The first sentence of Paragraph 1 of Article IV- Directors, previously amended on January 26, 1996, is hereby deleted and replaced with the following:

                     ARTICLE IV - DIRECTORS

      1.The business of this corporation shall be managed by its Board of Directors, which shall consist of at least one in number, but no more than five, who need not be residents of this Commonwealth or shareholders in the corporation.
















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